Exhibit 99.2

LRAD

December 13, 2017

11:17 a.m. EST

OPERATOR: This is Conference #121317LRAD

OPERATOR: Good day, ladies and gentlemen and welcome to LRAD Corporation fiscal year 2017. All lines have been place on a listen only mode and the floor will be open for questions and comments following the presentation.

If you should require assistance throughout the conference, please press “star” “0” on your telephone keypad to reach a live operator. At this time, it is my pleasure to turn the floor over to your host, Brian Harvey. Sir, the floor is yours.

BRIAN HARVEY: Thank you, Kat (ph). Good afternoon, everyone and welcome to LRAD Corporations fiscal year 2017 financial results conference call.

I’m Brian Harvey Director of Investor Relations and Capitol Markets for LRAD. On the call with me this afternoon are Dennis Klahn, LRAD’s Chief Financial Officer and LRAD’s Chief Executive Officer, Richard Danforth.

In just a moment, Mr. Klahn will open today’s call with a recap of our fiscal fourth quarter and 2017 financial results. Mr. Danforth will then provide an update on our business.

Afterward, we will open the call to questions but before I turn the call over to Dennis, I would like to take this opportunity to remind you that during the course of this call, management will make forward looking statements.

Other than statements as to historical fact, statements during this call that are forward looking statements are based on our current expectations.

During this call, we may discuss the company’s plans, expectations, outlook or forecast for future performance. These forward looking statements are subject to risk and uncertainties and actually results could different materially form the views expressed today.

For more information regarding potential risk and uncertainties, please see the risk factor section of the company’s form 10k for the fiscal year ended September 30th 2017.

LRAD Corporation disclaims any intent or obligation to update those forward looking statements except as otherwise specifically stated. I would now like to turn the call over to LRAD’s Chief Executive Officer, Richard Danforth.

RICHARD DANFORTH: Thank you. At our conference call last august, I introduced Dennis Klahn as our interim CFO, in early September, Dennis accepter a permanent position here at LRAD as its new CEO – CFO, excuse me.

Dennis bring a plethora of experience in small and large companies both public and private but predominantly public. He’s been under a great deal of activity since he’s joined us and has done a terrific job, we’re all glad to him. So with that introduction, Dennis.

DENNIS KLAHN: Thank you, Richard. LRAD Corporations finished fiscal year 2017 with fourth quarter revenue of 7.5 million, a 53 percent increase for the 4.9 million in the fourth quarter of 2016. Gross profit for the quarter was 4.4 million or 58.8 percent of net revenues.

This compares to 2.3 million or 47 percent of net revenues for the fourth quarter of 2016. Operating expenses in the quarter increased by 53.4 percent from 2.2 million in the fourth fiscal quarter of 2016 to 3.3 million in the fourth quarter fiscal 2017.

This primarily due to high incentive expense this year, higher commission expense related to increased sales in the period. Expense associated with the implementation of a new ERP system and increased sales and marketing activity.

The company reported net income of 166,000 or just under a penny per share for the fourth fiscal quarter in ’17 compared to a net loss of 514,000 or two cents per share for the fourth fiscal quarter of the prior year.

Revenues for the fiscal year ended September 30 2017 were 20.3 million, a 24 percent increase over 16.4 million in the fiscal year ended September 30 2016.

Gross profit for the year ended September 30 2017 was 10.3 million or 50.6 percent of debt revenues compared to 7.7 million or 46.9 percent of net revenues for the same period in the prior year. The increase was primarily due to the higher 2017 revenue. Operating expenses for the year ended September 30, 2017 increased 19.7 fro 9.3 million to 11.1 million.

This increase was primarily due to an increase in the crude incentive compensation based upon attainment of certain financial goal. In increase in non cash compensation, investments in sales and engineering personnel and expenses related to the implementation of the new ERP system.

Year to date, the company reported a net loss of 877,000, or three cents per share, compared to a net loss of 1.3 million, or four cents per share, in the prior year. They recorded income tax expense of 198,000 in fiscal 2017, primarily due to a change in the deferred tax assets, compared to income tax benefit of 186,000 in the prior year.

Our balance sheet continues to be strong. Our cash and cash equivalence, as of September 30, 2017, were 12.8 million compared to 13.5 million at the end of the prior fiscal year.

The $700,000 decrease in cash and cash equivalence was primarily due to an increase in inventory in accounts receivable, as result of the higher shipment in this year’s fourth quarter.

Working capital increased by 2.3 million, from 23.1 million at September 30, 2016, to 25.4 million at the end of September 30, 2017. Primarily due to the movement of 1.5 million of long term marketable securities into short term securities, plus the increase revenues in 2017.

In fiscal 2017, we did not repurchase any shares of our stock; however, the share repurchase program has been extended through December 31, 2018. With that, I would like to turn the call back over to Richard.

DANFORTH: Thank you, Dennis. And good afternoon, everybody. We finished fiscal year 17 with a strong fourth quarter, our bookings for the quarter, were 12.5 million and totaled 28.4 million for the fiscal year. That’s a record for (LRAD), 195 percent increase over the prior fiscal year, and more than the previous two years combined.

This increase was led by North America achieving 16.5 million of bookings, up 166 percent over fiscal year 2016. In FY17 we received our largest domestic order a $6 million U.S. Army order. This order was for more that two times it was originally budgeted for the Army to buy in FY17.

Half of this order is for a product that incorporates recent customer requested changes and is expected to deliver in our fiscal second quarter.

The increase and the customer requested changes, plus the Army's completion of the operations and maintenance manuals, logistics and (spares) provisioning further demonstrates the Army's commitment to LRAD.

New customers accounted for $10 billion of our $28.4 million in bookings. Mass notification bookings were exceptionally strong, increasing to $8.7 million from $1.6 million fiscal year 2016. Of note, most of the mass notification bookings in fiscal ‘17 came from the channels originally developed to support the acoustic handling device sales.

Our revenues for the quarter were $7.5 million 53 percent increase from the same quarter a year ago and $20.3 million for the year. As Dennis said, a 24 percent increase from the prior year.

We ended FY17 with a backlog that is orders to be delivered in FY18 of $11.9 million versus $3.1 million in FY16 over a 300 percent increase. Gross margins for fiscal Q4 was 58.8 percent, up from 47 percent the same period a year ago.

For the fiscal year gross margin was 50.6 percent up 46.9 percent in fiscal 2016. Operating income and operating cash for fiscal ‘17 improved to 54 percent and 42 percent respectively as compared to fiscal 2016.

Q4 operating income was $1.1 million compared FY16 Q4 of $163,000. For the year the operating loss was $808,000 compared to an operating loss of nearly $1.6 million for FY16. Cash at September 30 and equivalents $12.8 million.

After having a positive operating cash flow for most of FY17 in Q4, we headed with the use of $677,000 of cash. Our receivables were up $2.3 million from the same period a year ago, reflecting the significant shipments of orders near the end of the fiscal year.

In addition to receiving our largest domestic and National Guard orders to date in fiscal Q4 we received several mass notification orders that included mobile military systems, college campuses, installations and satellite activated system for hydroelectric plant.

Our acoustic handling device order for the U.S. Navy and for public safety in Southeast Asia were also received. We expanded our mass notification product line in fiscal Q4 introducing the LRAD 360 XL and the LRAD SoundSaber-X. Orders for both of those systems have already been received.

In FY17 we booked $10 million from new LRAD customers $8.7 million in mass notification orders. Realize bookings growth in all geographic sales region in our pipeline increased by 30 percent.

We are making good progress and are growing and diversifying our customer base and our product offering. In fiscal ’18, we expect the U.S. Army to release an RFP for a multiyear program. This award is of course dependent on approved FY18 Defense Appropriation bill.

We are continuing to pursue global market opportunities for acoustic handling devices and mass notification systems with the support of our expanded sales team in the 17 new domestic and international resellers added to our self network last year. Increasing and strengthening partnership and pursuing acquisitions to broaden our product line are among our fiscal 2018 business priorities.

Based on the strong bookings trend the significant growth of our addressable backlog and our recent order announcements we’re up for strong start fiscal year 2018 and positioned for growth in fiscal 2018. With that I’ll turn it back to Brian for Q&A.

HARVEY: Thank you Richard. (Cat), we’d now like to open up the conference call to questions. We encourage callers with questions to queue up with the operator as soon as possible so that there will be minimal lag time between each caller. (Cat), please instruct the callers how to queue up with the questions.

OPERATOR: Certainly. Thank you. The floor is now open for questions. If you do have a question, he may press star one on your telephone keypad at this time. If your question has been answered you can remove yourself from the queue by pressing one. And our first question comes from Josh Nichols from B.Riley FBR. Go ahead, Josh.

JOSH NICHOLS: Yes, thanks for taking my question. I was wondering, seems like the business is on a good track here. Could you talk a little bit about the direction you see the company moving longer-term as we look over the next say 12 to 24 months?

DANFORTH: Sure. As I mentioned my remarks, Josh, our backlog is very healthy going into ’18 to support the next 12 months of sales. The growth we’ve experienced in bookings particularly in the mass notification area is very encouraging.

As I said, we booked $8.7 million in 2018. That’s up from $1.5 million in 2016. So, we expect a mass notifications continue to grow, expect to continue to grow our acoustic handling device bookings and sales as well.

NICHOLS: Yes. And then, just looking here, when does the – just for housekeeping, when does the K going to be out, I guess?

DANFORTH: Should be within the next day.

NICHOLS: OK. And, you talked a little bit about some of the new resellers that you have. Could you give a little bit more color and maybe quantifies some the specific areas of additional investments in like engineering regarding the acoustic handling devices and mass notification? The company's maiden attraction that you’re see now that they’re ramped up a little bit more.

DANFORTH: Yes, so first (closer) to the resellers and the sales network. We added three direct sales people in 2017 and we added 17 resellers.

The majority of those or 12 of those were in North American and then five outside the U.S. It’s takes a bit on time for them to spool up but they all have a pipeline that they’re pursuing and we expect good things from them.

In terms of the design activities that occurred during fiscal year ’17, we, through the course of the year announced I think it was eight new acoustic handling device products in two or three system – mass notification system products.

All of which have been -- all of which are products and systems that we have taken orders for in 2018 – in 2017. I expect that level of activity and new product development to continue through 2018 and beyond.

NICHOLS: Thank you. That’s it I’ll hop back in the queue.

HARVEY: Thank you, Josh.

OPERATOR: And, our next question comes from Greg Weaver from Invicta. Go ahead, Greg.

GREG WEAVER: Nice job, guys. Could you give me a little color on how we’re looking for the fiscal first quarter here given that we’re almost done in terms of bookings activity?

DANFORTH: That’s a tough one. We don’t give out guidance, so.

WEAVER: OK. Are you booking – are you more focused on fiscal Q2 at this point in terms of booking business?

DANFORTH: No, we still have two weeks left in fiscal Q1 and we still have more to do but I don’t think anybody will be disappointed.

WEAVER: All right. Excellent gross margins that you just reported for the fiscal Q4 (here). Any detail on what drove that? I mean is it a one time thing or just some efficiency?

DANFORTH: No, the gross margins are – have improved quarter over quarter through 2017. Obviously Q4 had a larger revenue base so more base when through the factories which helps all most constant result in gross margin.

But in addition to that we’ve been very pleased with the gross margins we’ve been achieving with the mass notification product line. We did expect to see that more depressed than the actuals, in fact the actuals are coming in quite strong.

WEAVER: OK. That’s good news given the growth you’re talking about there. So, if we see a bigger mix of mass notification that’s overall creative to the gross margin for the business?

DANFORTH: The more revenue the better the gross margin, Greg. So, it – again I - -from a directionality perspective if you look at the executable backlog for a period of time where we’ll let everybody know what the bookings were in Q1 and we’re off to a terrific start.

WEAVER: All right. What was the split between the mass notification revenues and you said on bookings you gave me this but not revenues and acoustic handling?

DANFORTH: Yes. I don’t have that unless, Dennis, do you have that handy?

KLAHN: I don’t have the number in front of me.

DANFORTH: I will say, Greg, that it’s – the bookings is going to follow – the revenue will follow the bookings precisely. So, bookings for mass notification 8.7 of the 23.4.

WEAVER: Yes. OK. I’ll use that as a rough benchmark. So the backlog that you gave us at the end of September I assume all that’s shipping in the current fiscal?

DANFORTH: Yes. That’s a definite.

KLAHN: In the fiscal year.

WEAVER: Yes.

DANFORTH: What’s the question again? Let me make sure I …

WEAVER: Yes, the current fiscal year. Yes.

HARVEY: Fiscal year, yes.

DANFORTH: Yes, yes.

WEAVER: Not on Q1. Only half.

DANFORTH: Only half, right.

WEAVER: So, I’ll take another whack at it. So, in terms of fiscal ’18 nice growth but fiscal ’17 there was a little over 20 percent, I mean, is it unrealistic that you can’t at least be on that same trajectory and let all these good things we’ve talked about and the backlogs up 300 percent?

DANFORTH: I’d say connect the dots and you’ll get that answer.

WEAVER: Oh, man.

DANFORTH: Right on.

WEAVER: You’re tough. All right. I’ll try to plain -- one more plain Jane here. How about on the inventory terms, any objective there or have you built it up in anticipation of revenue ramp or it seems a little …

DANFORTH: Well, the inventory net went up approximately $400,000 for the year. And, I can point to nearly $2 million in finished goods that almost made it into revenue but didn’t make it into revenue in Q4.

So, I think our practices and as you heard earlier we went live with a new ERP system which is certainly a tool to help in material management. I think we’ll continue to see improvements there.

WEAVER: OK. Thank you very much. Good job.

DANFORTH: Thank you.

HARVEY: Thank you, Greg.

OPERATOR: And, our next question comes from Robert Smith from Center for Performance. Go ahead, Robert.

ROBERT SMITH: Hi, thanks for taking my question. The order that you mentioned about being dependant upon the defense budget being approved can you give us some parameters or what is the opportunity there?

DANFORTH: We’ve mentioned this before, Robert, but it’s a multiyear procurement for AHDs for the U.S. Army. It will cover FY18 through FY22. It will be a competition. However, we’re in a terrific position to win that competition but we must win it.

And as I said in my remarks we expect the government to put that order under contract in this fiscal year. But it is dependant on the budget being passed and some of the vagaries out of D.C.

SMITH: And, it’s size?

DANFORTH: It – I won’t know that precisely until we see it but it’s size is intended to fulfill a requirement that is for between 800 and 3,500 units.

HARVEY: And Robert, we don’t want to get into too much pricing on that right now because we know some of our competition is listening to this call and we don’t want to give them an idea of what we might be bidding.

SMITH: (Agreed). OK, I appreciate that. Thanks and good luck.

HARVEY: Thank you. And we’ll take the next.

OPERATOR: Sorry. And the next question comes from Adolf Herst from First Princeton Asset.

ADOLF HERST: Good afternoon. I wondered if you could you give me an idea of the size of the market of the products you currently have.

DANFORTH: Well, that’s somewhat of a debatable item. So, mass notification, this public information available that will size the market in the billions with a double-digit (kicker).

So even if they’re wrong by 50 percent, it’s still a substantial market for LRAD to continue to grow into the acoustic ailing device market. LRAD enjoys a position there that would suggest that the more products and the more people we can put on it, the more market we will generate.

HERST: Anther question, the sales are obviously ramping up. What’s your ability without -- in your cost of -- can you deliver a lot, is the bottom line?

DANFORTH: Sure. Our labor content – our products and systems is relatively small, so our ability to ramp up is first and foremost, a material management issue and then to the labor. So space is a constraint here in this facility, the lease is running out. We will likely move to a larger facility to support the anticipated growth.

HERST: Do they cost a lot?

DANFORTH: Everything costs, Adolf. Nothing is free.

HERST: OK. Also, let’s talk about your competition. Is there new competition in the market? How severe is it and how much are you ahead of them, if at all?

DANFORTH: Well, the competitive landscape hasn’t changed. It’s dramatically different in the two markets we serve.

HARVEY: and there's been no change to that since our last call or in the recent past.

HERST: OK. I want to thank you. This last quarter is very encouraging and I hope it continues.

DANFORTH: Thank you.

HARVEY: Thank you, Adolf, we appreciate it.

OPERATOR: Our next question comes from Steve Wagner of Wagner Financial. Go ahead, Steve.

STEVE WAGNER: Hey, good afternoon, gentlemen. Great job in the quarter. Hey, a couple questions; 7.5 million in revenue in the final quarter but it only a penny. I know you mentioned an inner source resource planning the software package.

Was that the reason for it? Was it some other accounting issue, were they non-cash charges, can you elaborate on why it wasn’t more than a penny in terms of profitability?

KLAHN: The biggest challenge was the tax expense in the fourth quarter. Year to date through June through nine months of operations, we recorded a tax benefit and at the end of the day when we (threw up) the tax accrual, there was actually tax expanse of 197. So tax expense was $951,000 in the quarter.

HARVEY: Yes, Steve, prior to that tax expense, we generated over $1.1 million of operating income, but because of what Dennis just discussed, it was a $950,000 charge of tax.

WAGNER: OK. Going forward is that -- again I’m not a CPA accountant, so apologize for the naivete, perhaps from the question, but it just seems like with that kind of revenue, we should have better earnings.

I mean, is this something that’s going to continue in terms of what you have to report deferred taxes? I thought we had a significant tax loss carry forward ?

Maybe just briefly clear that up for me. Help me understand that from an accounting standpoint, why would you need to accrue for taxes when you’ve got a big carry forward that perhaps could be used?

KLAHN: Sure, no problem. Deferred taxes are a challenge for probably 105 percent of the population. It’s an asset on put book at the present time. At the end of September, its $8.3 million. So we will continue to report income tax expense, however, it will not be in cash charge. It will be only used…

WAGNER: OK.

KLAHN: …to reduce that tax asset. It should be much, much smaller amount compared to income on a going-forward basis. This was really, we had been taking, adding to that tax asset in prior quarters and, as we look at it now, that most likely will not happen again going forward.

WAGNER: OK. Excellent because X that out, wouldn’t, I mean just a quick calculation in my head, I mean we would have probably been able to report roughly $0.04 per share, right?

DANFORTH: I’ve not done the math, but…

WAGNER: OK.

DANFORTH: …that certainly would have been (inaudible).

WAGNER: But it sounds like what it should be. And then one other question for you guys, and then again, look, I think we’re all elated not so much with the EPS, but more importantly the revenue. That’s what the story is all about right now. And that’s just remarkable as is the kickoff to next year.

The other question, Richard for you would be, you know, in, in past calls you’ve talked about one of your goals being in acquisition. Can you give any indication or any idea on where you are in the stream of things there?

DANFORTH: Steve, yes. In the, in the prepared remarks, I told you that one of our business priorities for ’18 is, will continue to be the pursuit of acquisitions and we have been active in that since I got here and as soon as we close one we will let you know.

WAGNER: OK.

DANFORTH: High on my priority list.

WAGNER: Excellent. I for one feel we move to a much larger facility can only be viewed as amazingly great news. So, you know, good luck on that move and obviously on what you’re doing. You guys are doing a great job and thank you so much for all your hard work.

DANFORTH: Thank you.

HARVEY: Thanks Steve, appreciate it.

OPERATOR: And that appears to be the last question.

HARVEY: Well if you want to poll one more time and if no one else is there, we’ll wrap it up.

OPERATOR: Sure, again ladies and gentlemen, it’s star one. And someone did pop in there. Lloyd Corden (ph) from Unique Investments. Go ahead Lloyd (ph).

LLOYD CORDEN (ph): OK thank you. Hello guys.

DANFORTH: Hi there.

HARVEY: Good afternoon Lloyd (ph).

CORDEN (ph): Yes, I did pound in earlier but I guess it didn’t go through. Maybe I was too quick. But anyway, certainly glad to see the increase in revenue and new customers and orders and thank you guys for the efforts that it takes to accomplish what you have accomplished. What’s going on with Homeland Security National Guard? Can you fill me in a little bit on our potential and where we are?

DANFORTH: Sure, so National Guard, we received the largest National Guard order LRAD has ever received in Q4. And we put a public release announcement out. It happened to be a brand new mass notification system, in keeping with the theme with designing and selling very quickly.

The -- we will see additional orders for the National Guard this year, and just stand by for the press releases. In terms of DHS, Homeland Security, we actually did book our first order for DHS, it was a small order but it was a start. Remember the DHS’s budget isn’t the same circumstances the rest of the DOD.

So we’ll see what 2018 brings for them but it will be much more robust than it’s been in ’16 and whether there’s a wall or not a wall I don’t know yet.

But we’re active, active with most of the (wall) manufacturers and we’re active with the prime contractor that has the virtual wall contract for the Southern part of the United States, so. There’s a lot of pots in the fire so I think we’ll see more and more bookings and revenue from that area in 2018.

CORDEN (ph): What’s happening with Japan? I know we’ve been doing a lot of business with them. Is that continuing and…

DANFORTH: It is. One of our other products were released this year, the (inaudible), I announced in my remarks. We took an order for over 100 of the tsunami warning and mass notification in Japan.

In fact our direct sales guy is in Japan this week. The orders in ’17 were sort of consistent with what we did in ’16 but we expect more in the near future especially with the new product that we’ve introduced in the country.

HARVEY: And Lloyd (ph) just by way of understanding that product a little, for now what we’ve been generally selling into Japan is the speakers that go on top of buildings or on top of poles. Japan also, for each speaker that’s on top of a building or a pole, has tens, dozens of additional (line array) speakers that we are now beginning to sell.

So rather than just have that one that’s on top of the building, we’ll be able to sell – expand our product offering within that. So we think it’s actually a very exciting opportunity for us, and that’s why – one of the reasons we developed the Sound Saber.

CORDEN (ph): That’s great, exciting, and also, what’s going on with China?

DANFORTH: China continues to move along, we announced – I think we announced an order in Q1 for – no? No. So China continues to move along, and…

CORDEN (ph): Does that mean there’s a China order coming?

DANFORTH: No, no, if there was any one of any significance, we would have put a press release out. We don’t put releases out on everything but the significant ones we do.

CORDEN (ph): Well, it’s nice to see the new orders coming in sent from new people, and thank you for all your efforts and for the growth and continued and a great 2018, we hope, thank you.

HARVEY: Thank you very much.

DANFORTH: Thanks, Lloyd (ph).

OPERATOR: And our next question comes from Paul O’Keefe (ph) from Edge (ph), go ahead Paul (ph).

PAUL O’KEEFE (ph): Hello you guys, thanks, great job, (Lloyd) took all my questions.

DANFORTH: We’re happy to repeat them, they were good questions.

O’KEEFE (ph): I tried to press “star” “9” or something, but great quarter, great year, thanks for all your help.

DANFORTH: Oh, you’re welcome.

HARVEY: Thank you, thanks Paul (ph).

O’KEEFE (ph): I don’t know how to get off of this.

DANFORTH: Kat (ph) will boot you off in a second.

OPERATOR: OK, sorry, and Addal Herst (ph) has another question. Go ahead Addal (ph).

ADDAL HERST (ph): Yes, I wonder if you could expand on talking about your competition a little bit, send new people into the market, is it extensive or – and are they – are big companies?

DANFORTH: Yes, they’re all of the above. There’s large publicly traded companies, there’s small companies, there’s companies in the United States, there’s companies in Europe and elsewhere. So I – it’s the robust field of competitors in the marketplace.

HARVEY: Especially when it comes to the mass notification space, because that’s – we are a new (entrant) – we’re entering with a better product that’s starting to gain a little traction, whether it’s college campuses, critical infrastructure facility, as we’re doing with the international guard that we announced, mass notification for the international guard.

So that’s a more highly competitive space, but as far as the (acoustic haling) device market, there are a few competitors, they’re smaller than us generally, or at least the divisions of the companies that are competing against us are much smaller.

And one of the advantages we think we have in that, and you’ve seen throughout the year we announced our largest national guard order ever.

We announced our largest army order ever, we’re continuing to work with the navy and expanding programs with some of their fleet, and we’re continuing to work with the marines, which we announced.

So within the U.S. military, we still dominate the market, and that’s the gold standard worldwide for (acoustic haling) devices. So while there is some smaller competition out there, and they do listen to our calls, we believe we continue to offer the best value proposition and then most importantly, the best product.

And so, while we see them in the (acoustic haling) device market, we’re not too worried about them, but mass notification is a much more expansive set of competitors, but we still believe we’re competing with the best product.

HERST (ph): You protect some of this, or can you, with patents?

DANFORTH: Yes, we have patents and company proprietary software and designs.

HERST (ph): Right. OK. You’re spending much money with your R&D?

DANFORTH: Yes.

HERST (ph): (Raising) that up?

DANFORTH: We are, and we’re – that was part of the expenses of this year was investments in engineering and R&D to produce the new products, and a large percentage of our new products – new products made up a large percentage of our revenues this year.

So we’re very excited about that. New customers and new products came into the – into LRAD this year, and we’re excited about both of those.

HERST (ph): And the products that you’re producing, are you outsourcing a certain percentage of them, or – how much of it is done in house?

DANFORTH: As I mentioned a moment ago, the labor content for our products is relatively small, so it’s a material management issue first and foremost.

HERST (ph): But is assembly done outside – so it is done outside.

DANFORTH: No, no, no, no, we do all the assembly in San Diego.

KLAHN: It’s done here.

HERST (ph): OK. Thank you.

HARVEY: Thank you, Addal (ph). Kat (ph), next.

OPERATOR: Yes, our next questions come from David Lubech (ph) from Summit Brokerage. Go ahead, David (ph).

DAVID LUBECH (ph): Hello, hello, thanks for taking the call. Going in the backlog, I think you said 11.9 million at the end of September?

DANFORTH: Yes.

LUBECH (ph): Is that correct? Can you update that, maybe the end of November?

DANFORTH: No, I’d have to do it too quickly, so our backlog continues to remain strong.

LUBECH (ph): OK.

DANFORTH: We’ll finish this quarter in two weeks and you’ll what precisely it is.

LUBECH (ph): OK, thank you.

OPERATOR: And our next question comes from Greg Weaver (ph) from Invicta (ph), go ahead Greg (ph).

GREG WEAVER (ph): Yes, thanks, I thought you were going to answer that. I was going to be offended. The go – can you get a little color on the go to market and fiscal ’18? We talked a while back about how you were cleaning the channel out, so and so forth, is there any priorities here in terms of changes made, et cetera?

DANFORTH: Yes, Greg (ph), there are. When – I forget where it was we last met – but I’m sure I told you that we had an active program to refresh and change out and add to our (resell the) network, and to that end in North America we doubled the amount of resellers that we had in the past, and swapped out some of the lower performing ones as well.

Outside the United States, we’ve added five new ones, and I think Greg (ph), you’ll see that program continue.

WEAVER (ph): Could we tweak the sales comp plan at all to – I don’t know that you’re trying to prioritize certain products, or shuffled in terms of territories versus direct (inaudible).

DANFORTH: No, the sales comp plan is heavily – almost entirely weighted, frankly, on – no entirely weighted on bookings, and based on the $28 million bookings year, again one point of curve does not make a trend. But results are very, very good from a bookings perspective.

WEAVER (ph): OK, thank you much. Good luck.

DANFORTH: Thank you.

OPERATOR: And our next question comes from Robert Smith (ph) from Performance (ph), go ahead.

ROBERT SMITH (ph): Yes, (Center for Performance Investing). So I just want to congratulate you on a very upbeat nature of this call, it’s been wonderful to hear, and I also want to say kudos to the gal that’s been shepherding the callers, because she’s done a bang up job.

DANFORTH: Thanks, Robert (ph), thank you.

OPERATOR: The next question comes from Bob Stone (ph) from Investor (ph), go ahead Bob (ph).

BOB STONE (ph): Hello, congratulations, it’s been great news today. I just have two simple questions, I don’t know what an ERP is.

DANFORTH: An ERP is an Enterprise Resource Planning, it’s a software tool to run your business from receipt of order to collection of cash.

STONE (ph): Thank you, the other is labor versus material management, I don’t know what material management – is that your raw materials?

DANFORTH: So if you look at a typical (elret) product to a system, if it costs 100 – anything, $100, approximately 85 percent of those – or 85 cents of that dollar will be bought as opposed to manufactured here. So 15 percent does all of the assembly (in test).

STONE (ph): Well, thank you.

DANFORTH: You’re welcome.

OPERATOR: That’s appearing to be the last question at this time.

HARVEY: OK, great.

HARVEY: Well, everyone, thank you for participating in LRAG corporations fiscal year 2017 conference call. A replay will be available in approximately four hours through the same link issued in our November 28th press release, once again, thank you all for participating.

OPERATOR: Thank you, this does conclude today’s conference, we thank you for your participation, you may disconnect your lines at this time, and have a wonderful holiday.

END